EXHIBIT 99.1

Crosstex Energy, L.P. Announces $75 Million Private Placement Offering
                            with Prudential

    DALLAS--(BUSINESS WIRE)--June 21, 2004--Crosstex Energy, L.P. (NasdaqNM:XTEX) today announced that it has completed a private placement offering of $75 million in senior secured notes with Prudential Capital Group, an investment business of Prudential Financial Inc. (NYSE:PRU). The notes mature in 10 years, with an average life of eight years, have an annual coupon of 6.96 percent and are callable after three years at 103.5 percent of par. The notes will be used to repay borrowings under Crosstex's revolving credit facility. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933.
    "Our strategy is to maintain a conservative capital structure. Given the long-term nature of our assets, we will continue to use long-term, fixed-rate debt for a majority of the debt portion of our capital structure," stated Barry E. Davis, president and chief executive officer. "Of course, we will also continue to maintain a conservative debt to total capital ratio to finance our growth, as we have done in the past."

    About Crosstex

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 50 natural gas amine treating plants. Crosstex currently provides services for over 1.5 BCF/day of natural gas.
    Crosstex Energy Inc. (NasdaqNM:XTXI) owns ten million limited partner units in the Partnership, the two percent general partner interest in the Partnership, and the Partnership's incentive distribution rights. Additional information about Crosstex can be found at www.crosstexenergy.com.
    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions.

    CONTACT: Crosstex Energy, L.P., Dallas
             Barry E. Davis or William W. Davis, 214-953-9500